OMB Approval
                                                    OMB Number:  3235-0145
                                                    Expires:  October 31, 2002
                                                    Estimated average burden
                                                    hours per response...14.90

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3)*


                           AMERIVEST PROPERTIES, INC.
             -------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                     --------------------------------------
                         (Title of Class of Securities)

                                    03071L101
                              --------------------
                                 (CUSIP Number)

                                  May 15, 2001
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              |_| Rule 13d-1(b)

                              |X| Rule 13d-1(c)

                              |_| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


SEC 1745 (03-00)               Page 1 of 6 pages

Schedule 13G                                                  Page 2 of 6 pages
CUSIP No. 03071L101                                  AmeriVest Properties, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

            Jerry J. Tepper
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) |_|
                                                                    (b) |_|
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Colorado
--------------------------------------------------------------------------------
       NUMBER OF           5     SOLE VOTING POWER

         SHARES                    468,000
                          ------------------------------------------------------
      BENEFICIALLY         6     SHARED VOTING POWER

        OWNED BY                   -0-
                          ------------------------------------------------------
          EACH             7     SOLE DISPOSITIVE POWER

       REPORTING                   468,000
                          ------------------------------------------------------
         PERSON            8     SHARED DISPOSITIVE POWER

          WITH                     -0-
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            468,000
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                         |_|

--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            4.5%
--------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON

            IN
--------------------------------------------------------------------------------

Schedule 13G                                                  Page 3 of 6 pages
CUSIP No. 03071L101                                  AmeriVest Properties, Inc.
--------------------------------------------------------------------------------

Item 1.

        (a)    Name of Issuer:  AMERIVEST PROPERTIES, INC.

        (b)    Address of Issuer's Principal Executive Offices:

               1780 SOUTH BELLAIRE STREET, SUITE 515
               DENVER, COLORADO 80222

Item 2.

        (a)    Name of Persons Filing:

               JERRY J. TEPPER

        (b)    Address of Principal Business Office:

               7255 N. SHERIDAN
               ARVADA, COLORADO 80003

        (c) Citizenship: THE FILING PERSON'S CITIZENSHIP OR PLACE OF ORGANIZATION IS SET FORTH ON THE COVER PAGE AND INCORPORATED BY REFERENCE HEREIN.

        (d)    Title of Class of Securities:  COMMON STOCK

        (e)    CUSIP Number:  03071L101

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

        (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

        (b) |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

        (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

        (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

        (e) |_| An investment adviser in accordance with ss. 240.13d-1(b)(ii)(E).

        (f) |_| An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F).

Schedule 13G                                                  Page 4 of 6 pages
CUSIP No. 03071L101                                  AmeriVest Properties, Inc.
--------------------------------------------------------------------------------

        (g) |_| A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G).

        (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

        (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

        (j) |_| Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership

        (a)    Amount Beneficially Owned:

               THE AMOUNT BENEFICIALLY OWNED BY THE FILING PERSON IS SET FORTH ON THE COVER PAGE AND INCORPORATED BY REFERENCE HEREIN.

        (b)    Percent of Class:

               THE PERCENT OF CLASS BENEFICIALLY OWNED BY THE FILING PERSON IS SET FORTH ON THE COVER PAGE AND INCORPORATED BY REFERENCE HEREIN.

        (c)    Number of shares as to which such persons have:

               (i)    Sole power to vote or to direct the vote:

                      THE NUMBER OF SHARES AS TO WHICH THE FILING PERSON HAS THE SOLE POWER TO VOTE OR TO DIRECT THE VOTE IS SET FORTH ON THE COVER PAGE AND INCORPORATED BY REFERENCE HEREIN.

               (ii)   Shared power to vote or to direct the vote:

                      NONE.

               (iii)  Sole power to dispose or to direct the disposition of:

                      THE NUMBER OF SHARES AS TO WHICH THE FILING PERSON HAS THE SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF IS SET FORTH ON THE COVER PAGE AND INCORPORATED BY REFERENCE HEREIN.

Schedule 13G                                                  Page 5 of 6 pages
CUSIP No. 03071L101                                  AmeriVest Properties, Inc.
--------------------------------------------------------------------------------


               (iv)   Shared power to dispose or to direct the disposition of:

                      NONE.

Item 5.  Ownership of Five Percent or Less of a Class:

         N/A

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |X|

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

         N/A

Item 8.  Identification and Classification of Members of the Group:

         N/A

Item 9.  Notice of Dissolution of Group:

         N/A

Item 10. Certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G                                                  Page 6 of 6 pages
CUSIP No. 03071L101                                  AmeriVest Properties, Inc.
--------------------------------------------------------------------------------

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                         JUNE 12, 2002
                                         ---------------------------------------


                                           /s/ DEBORAH J. FRIEDMAN
                                         ---------------------------------------
                                         Signature


                                         DEBORAH J. FRIEDMAN, ATTORNEY-IN-FACT
                                         ---------------------------------------
                                         Name